Exhibit 10.7(a)

February 29, 2008

Mr. Michael D. Owens Coastal Carolina Bancshares, Inc 2305 Oak Street Myrtle Beach, SC 29577

Dear Mike:

South Carolina Bank and Trust (the “Bank”) is pleased to commit to you the following credit facility (the “loan”), subject to the following terms and conditions:

Borrower:	Coastal Carolina Bancshares, Inc

Purpose:	Operating and pre-opening expenses associated with the start-up of your new bank.

Amount:	Up to $2,000,000.00

Interest Rate and Repayment Terms:

A variable rate of three-month LIBOR plus a margin of 160 basis points or at your option, a variable rate of prime less a margin of 1.500%. The loan will have a one-year maturity with interest payable monthly on the outstanding balance.

Disbursements:

Draws on the loan may be requested as needed for operating and pre-opening expenses. Disbursements will be deposited into the borrower’s account with SCBT. Draws on the loan may be made for interest payments.

Collateral:	The loan will be unsecured.

Guarantees:

The loan will carry the limited guaranties of William Bogache, J. Egerton Burroughs, Chester A. Duke, Robin W. Edwards, Henrietta U. Golding, Adair M. Graham, Marsha W. Griffin, Gary L. Hadwin, Benjy A. Hardee, Nelson L. Hardwick, Marilyn B. Hatley, W. John Laymon, Andrew H. Lesnik, L. Morgan Martin, John L. Napier, Michael D. Owens, Dennis L. Wade, Douglas P. Wendel, Debra D. Wilkins, Vivian A. Wong, and Dennis T. Worley. Guaranties will be limited to 125% of the pro-rata amount of

www.SCBandT.com
(803) 771-2265 • P.O. Box 1030, Columbia, SC 29202-1030

Mr. Michael D. Owens

February 29, 2008

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each guarantor’s “share” (approximately 4.76%) of the outstanding loan amount. Accordingly, the guarantee will state that each individual guarantees 5.95%. (125% X 4.76% = 5.95%).

Banking Relationship:	Borrower agrees to carry its primary deposit relationship with SCBT during the term of the loan.

Prepayment:	There is no pre-payment penalty.

Assignability:	This commitment may not be assigned without the Bank’s prior written consent.

Material Adverse Change:

This commitment is conditioned on there having occurred no material adverse change in the business, business plan, or financial condition of any guarantor which may impair the ability of the Borrower or guarantors to perform its obligations under the Loan.

Mike, it is a pleasure to provide this loan commitment to you and the principals of Coastal Carolina Bancshares, Inc. We look forward to closing this loan and to the opportunity to provide additional services to you.

As we discussed, I have enclosed Guaranty Agreements for each of the guarantors on the Loan. These are provided at the present time in order to facilitate the process of getting all of the required signatures in a timely fashion.

Should you have any questions or concerns, please feel free to contact me. Upon acceptance of this commitment, please sign as indicated and return the original letter to me. When we have determined a closing date convenient for you, I will forward the required documents. Best wishes for future success.

Sincerely,

Alex Shuford Executive Vice President

Enclosures
ACCEPTED this 17th day of March, 2008

Coastal Carolina Bancshares, Inc.

	By:	/s/ Michael D. Owens, President and CEO